Exhibit 99.1

Span-America Medical Systems, Inc. Announces Preliminary Results for Second Quarter

Declares Quarterly Cash Dividend of $0.16 Per Share

GREENVILLE, S.C.--(BUSINESS WIRE)--May 1, 2017--Span-America Medical Systems, Inc. (“Span-America”) (NASDAQ: SPAN) announced today preliminary results for the second quarter ended April 1, 2017, that reflect growth in sales and net income since the prior year. The Company expects to issue its results for the second quarter of fiscal 2017 after market close on Thursday, May 4, 2017.

Preliminary Results for Second Quarter of Fiscal 2017

Net sales are expected to increase approximately 3% to $15.2 million compared with $14.9 million for the second quarter of fiscal 2016. Operating income for the second quarter of fiscal 2017 is expected to increase approximately 21% to $1.4 million compared to $1.2 million in the second quarter of fiscal 2016 due to an increase in medical sales and the resulting more profitable sales mix. Net non-operating income is expected to increase to $737,000 compared with a net non-operating loss of $53,000 in the second quarter of fiscal 2016. The increase in net non-operating income for the most recent quarter includes a $732,000 gain on life insurance policies as previously reported. The gain on insurance policies is expected to add approximately $0.26 per fully diluted share to second quarter of fiscal 2017 earnings. There was no comparable gain in the second quarter of fiscal 2016. Net income for the second quarter of 2017 is expected to be approximately $1.7 million, or $0.62 per fully diluted share, compared with $0.8 million, or $0.28 per fully diluted share, in the second quarter of 2016.

Cash Dividend Declared

The Company also reported that the Board of Directors declared a quarterly cash dividend of $0.16 per share. The dividend is payable on May 26, 2017, to shareholders of record on May 11, 2017. The dividend represents the 110th consecutive quarterly cash dividend paid to Span-America shareholders.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the Encore®, Advantage and Rexx beds as well as related in-room furnishing products for the long-term care market. We also supply custom foam and packaging products to the consumer and industrial markets. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, please visit www.spanamerica.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and Span-America’s future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements are statements that do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Examples of such statements in this press release include without limitation statements regarding the planned completion of the tender offer and the merger previously announced. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: (a) uncertainties as to the percentage of Span-America’s stockholders tendering their shares in the tender offer, (b) the possibility that competing offers will be made, (c) the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit or delay the consummation of the merger, (d) the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, vendors and other business partners, (e) the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability, (f) the inability to achieve anticipated sales growth in the medical and custom products segments, (g) the possibility of a loss of a key customer or distributor for our products, (h) risks related to international operations and foreign currency exchange associated with Span-America’s Canadian subsidiary, (i) the possibility of having material uncollectible receivables from one or more key customers or distributors, (j) the potential for volatile pricing conditions in the market for polyurethane foam, (k) raw material cost increases, (l) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (m) the potential for lost sales due to competition from low-cost foreign imports, (n) changes in relationships with large customers or key suppliers, (o) uncertainty about whether or not we will be awarded or continue to be awarded one-time seasonal promotions with major retailers, which can have a large impact on annual revenues and earnings, (p) the impact of competitive products and pricing, (q) government reimbursement changes in the medical market, (r) FDA and Health Canada regulation of medical device manufacturing, and (s) other risk factors detailed in Span-America’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016 and other filings with the SEC, which can be found at the SEC’s website www.sec.gov.

We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer